Exhibit 99.1

Contact:

Randi Baldwin
Senior Vice President, Marketing
American Medical Alert Corporation
(516) 536-5850
randi.baldwin@amac.com

AMERICAN MEDICAL ALERT CORPORATION REPORTS STRONG THIRD QUARTER 2007 RESULTS

OCEANSIDE, New York. –November 7, 2007 –American Medical Alert Corp. (NASDAQ: AMAC) a provider of healthcare communication services and advanced telehealth monitoring technologies, today announced operating results for the quarter and nine months ended September 30, 2007, the highlights of which are as follows:

➢	Net income for the three and nine months ended September 30, 2007 up 51% and 49%, respectively, as compared to same period last year.
➢	Trailing twelve month EBITDA surpasses $7.0 million.
➢	Company balance sheet as of September 30, 2007 remains strong with working capital increasing to approximately $4.0 million and debt to equity ratio of .28 to 1.

Revenues for the quarter ended September 30, 2007, consisting primarily of monthly recurring revenues (MRR), increased 13% to $8,771,670 as compared to $7,784,660 for the same period in 2006. Net income for the quarter ended September 30, 2007 increased 51% to $422,929 or $.04 per diluted share as compared to $279,421 or $.03 per diluted share for the same period in 2006.

Revenues for the nine months ended September 30, 2007 increased 16% to $26,373,312, as compared to $22,731,188 for the same period in 2006. Net income for the nine months ended September 30, 2007 increased 49% to $1,196,897 or $0.12 per diluted share as compared to a net income of $803,964 or $0.09 per diluted share for the previous year. Net Income for the trailing twelve months ended September 30, 2007 and 2006 was $1,655,462 and $1,031,219 respectively, representing an increase of 61%.

Earnings before interest, taxes and depreciation and amortization (“EBITDA”) for the nine months ended September 30, 2007 increased 31% to $5,612,802 as compared to $4,271,225 for the same period in 2006. EBITDA for the trailing twelve months ended September 30, 2007 and 2006 was $7,382,981 and $5,601,714 respectively, a 32% increase.

The Company affirms its guidance issued on July 26, 2007 that gross revenues, consisting primarily of monthly recurring revenue (MRR), will increase by 14% to $35,250,000 for 2007 while also projecting a 19% increase in earnings to $1,500,000 for the year ending December 31, 2007.

Jack Rhian, AMAC’s Chief Executive Officer and President, commented, “Of note this quarter, our TBCS division is in the final stage of securing relationships with several additional hospitals to utilize our specialized daytime business process augmentation services. This new business is expected to contribute significant growth to the division in 2008 and, more importantly, serves to affirm the potential scalability of this service offering.

Rhian continued, “Third quarter 2007 also marked the completion of the initial media campaign for the Walgreens Ready Response™ national rollout. The program has begun to contribute meaningfully to our subscriber base. We also determined a need for greater emphasis on in-store awareness and signage placement, which is being addressed by Walgreen. AMAC and Walgreen Co. management are currently evaluating the scope and terms of the 2008 marketing campaign. Throughout the remainder of the 4th quarter, AMAC will continue to support select media placement based on the experience learned to date. We affirm our confidence in this business to consumer channel opportunity and believe this program has the potential to capture significant PERS subscriber market share in 2008.”

About American Medical Alert Corp.

AMAC is a healthcare communications company dedicated to the provision of support services to the healthcare community. AMAC's product and service portfolio includes Personal Emergency Response Systems (PERS) and emergency response monitoring, electronic medication reminder devices, disease management monitoring appliances and healthcare communication solutions services. AMAC operates nine communication centers under local trade names: H-LINK OnCall, Long Island City, NY and Clovis, NM North Shore TAS, Port Jefferson, NY, Live Message America, Audubon, NJ, ACT Teleservice, Newington, CT and Springfield, MA, MD OnCall, Cranston RI, Capitol Medical Bureau Rockville, MD, American MediConnect and Phone Screen Chicago, IL to support the delivery of high quality, healthcare communications.

Use of Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included in this press release, the Company has provided information regarding certain non-GAAP financial measure. This measure is “earnings before interest, taxes and depreciation and amortization (“EBITDA”)”. Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data.

Management believes that the non-GAAP financial measure used in this press release is useful to both management and investors in their analysis of the Company’s financial position and results of operations. Management believes that EBITDA is a useful measure of the Company's financial performance as it is an indicator of the Company's ability to generate cash flow to make acquisitions, reinvest in new telehealth products and liquidate liabilities. Management also uses EBITDA for planning purposes to determine appropriate levels of operating and capital investments.

EBITDA is a non-GAAP financial measure and although management and some members of the investment community utilize it to measure financial performance, EBITDA should not be viewed as a substitute for financial data prepared in accordance with GAAP or as a measure of profitability. Additionally, the non-GAAP financial measure as presented by AMAC may not be comparable to similarly titled measures reported by other companies.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K, the Company's Quarterly Reports on Forms 10-Q, and other filings and releases. These include uncertainties relating to government regulation, technological changes, our expansion plans, our contract with the City of New York and product liability risks.

Statements of income for the three and nine months ended September 30, 2007 and 2006 and balance sheets as of September 30, 2007 and December 31, 2006 are attached.

AMAC SELECTED FINANCIAL DATA

	Three Months Ended		Nine Months Ended
	9/30/2007	9/30/2006	9/30/2007	9/30/2006

Revenues	$8,771,670	$7,784,660	$26,373,312	$22,731,188

Net Income	$422,929	$279,421	$1,196,897	$803,964

Net Income per Share
Basic	$0.05	$0.03	$0.13	$0.09
Diluted	$0.04	$0.03	$0.12	$0.09

Basic Weighted Average
Shares Outstanding	9,307,412	8,989,042	9,257,776	8,896,133

Diluted Weighted Average
Shares Outstanding	9,854,059	9,352,802	9,708,253	9,351,160

CONDENSED BALANCE SHEET

	June 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS

Current Assets	$9,420,588	$7,651,185
Fixed Assets – Net	10,326,648	9,307,912
Other Assets	15,465,615	16,083,279

Total Assets	$35,212,851	$33,042,376

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities	$5,525,750	$4,463,222
Deferred Income Tax	1,028,000	992,000
Long-term Debt	4,878,105	5,677,068
Long-term portion of capital lease	43,205	74,440
Other Liabilities	543,056	490,456

Total Liabilities	$12,018,116	$11,697,186

Stockholders’ Equity	23,194,735	21,345,190
Total Liabilities and Stockholders’ Equity	$35,212,851	$33,042,376

Earnings before interest, taxes and depreciation and amortization for the nine months and trailing twelve months ended September 30, 2007 and 2006.

		Add:		Less:
	9/30/07	12/31/2006	Subtotal	9/30/2006	Total

Net Income	1,196,897	1,262,529	2,459,426	803,964	1,655,462
Add Backs:
Taxes	913,000	869,000	1,782,000	680,000	1,102,000
Interest	375,605	394,613	770,218	262,788	507,430
Depreciation & Amort.	3,127,300	3,515,262	6,642,562	2,524,473	4,118,089

EBITDA	5,612,802				7,382,981

		Add:		Less:
	9/30/06	12/31/2005	Subtotal	9/30/2005	Total

Net Income	803,964	932,436	1,736,400	705,181	1,031,219
Add Backs:
Taxes	680,000	866,000	1,546,000	651,000	895,000
Interest	262,788	52,638	315,426	32,695	282,731
Depreciation & Amort.	2,524,473	3,061,668	5,586,141	2,193,377	3,392,764

EBITDA	4,271,225				5,601,714